Exhibit 10.8
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 1st day of August, 2008 (“Effective Date”), by and among Atlantic Diving Supply, Inc., a Virginia corporation (“Company”) and Bruce Dressel (“Executive”).
          WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the Company upon the terms and conditions hereinafter provided.
          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.	Employment. The Company hereby employs Executive and Executive hereby accepts such employment by the Company upon the terms and conditions herein provided.
2.	Position and Responsibilities. During the period of his employment hereunder, Executive agrees to serve the Company in the position of Vice President, Vendor Relations and Purchasing, and to be responsible for and such other duties as may be delegated to him from time to time by the Company. The Company may change or modify the position of Executive or his duties at any time during the term hereof, however, such changes shall not result in a change in Executive’s compensation as provided for herein.
3.	Term of Employment, Duties and Benefits.
(A)	Term. The term of Executives employment shall commence on the Effective Date and shall continue thereafter (the “Term”), until terminated, as provided herein.

(B)	Duties. Executive shall devote his full time and attention to the performance of his duties. Except as otherwise herein provided, Executive shall not. engage in any other business or occupation without the Company’s written consent; provided, however, nothing contained herein shall prohibit Executive from making passive or personal investments for which the expenditure of time is not required. Executive acknowledges that he shall travel, as reasonably required by the Company, to the offices of existing and potential clients and elsewhere in connection with his employment, expenses related to travel being paid by the Company.

(C)	Benefits. Executive shall be entitled to sick leave, vacation leave and other Company benefits consistent with existing Company policies published in the current personnel policy manual during the Term or extension hereof. Company shall provide Executive with an automobile and pay for the expense of its insurance, maintenance and operation for Company business.
4.	Compensation. The Company and Executive shall from year to year agree upon a compensation and bonus plan for the then current year.

5.	Sale of the Company. If during the Term (i) any person or persons or entity or entities (other than family members or family trusts) who do not presently own stock in the Company acquire ownership of fifty one percent (51%) or more of the Company’s stock or (ii) such persons or entities acquire fifty one percent (51%) or more of total gross fair market value of the Company’s assets (collectively, (the “Sale of the Company”) for a purchase price not less than one hundred million dollars ($100,000,000.00) net cash or property actually received by the stock owners in the case of a stock sale or by the Company the case of an asset sale, then the Company shall pay Executive one half of one percent (0.5%) of the purchase price as a bonus within thirty (30) days of the closing of the sale the stock or assets and the disbursement of the purchase price in full. Upon the Sale of the Company, the Term shall be extended for a period of two years from the date of sale and the Executive shall be receive no less than same benefits, salary and bonus opportunity he received immediately prior to the sale for the remainder of the Term.
6.	Termination. Executive’s employment and the Term shall terminate on the first of the following to occur:

(A)Disability. Upon written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall he defined as the inability of Executive to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 120 days (including weekends and holidays) in any 365-day period, with reasonable accommodations as defined, and if required, by applicable state and federal disability laws. The existence or nonexistence of a Disability shall be determined by an independent physician selected by the Company and reasonably acceptable Executive.

(B) Death. Automatically on the date of death of Executive.

(C) Cause. Immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall mean:
     (i) Executive shall have been indicated for a felony;
     (ii) Executive shall have been convicted of (or plead “guilty” or “nolo contendre” to or been found guilty of) any misdemeanor or summary offense involving fraud, theft, misrepresentation or moral turpitude or any other misdemeanor or summary offense that will, in the opinion of the chief executive officer, determined in good faith, adversely affect in any material respect the Company’s prospects or reputation or Executive’s ability to perform his obligations or duties to the Company; or
     (iii) Executive intentionally and continually shall have failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness or from the assignment to Executive of duties that would constitute Good Reason), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized Member of the Company, has been delivered to Executive;

     (iv) willfully or repeatedly engaged in misconduct or gross negligence in the performance of his duties to the Company that has a material detrimental effect on the Company;
     (v) committed an act of fraud, theft, or dishonestly against the Company or any act or omission intended to result in the personal enrichment of the Executive or a relative in violation of his duty of loyalty to the Company at the expense, directly or indirectly, of the Company; or
     (vi) violates the provisions of paragraph 8 of this Agreement.
(D) Good Reason. Upon 30 day’s written notice by Executive to the Company of a termination for Good Reason, unless such events are corrected in all material respects by the Company within 30 days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below (so long as such notice is given within 90 days of the occurrence of such Good Reason). “Good Reason” shall mean, without consent of Executive, the occurrence of any of the following events:
               (i) assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including titles and reporting relationships), authority or responsibilities as contemplated by this Agreement; or
               (ii) any material failure by the Company to comply with any of the material provisions regarding Executive’s salary, bonus, benefits and amounts payable to Executive under this Agreement.
               (iii) the relocation or transfer of the Executive’s principal office outside a 20 mile radius of the Executive’s personal residence location.
(E) Without Good Reason. Upon 14 days’ prior written notice of termination of employment without Cause by the Company to the Executive or 14 days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without Good Reason.
7. Consequences of Termination. Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company. No termination payments shall be payable hereunder until Executive shall have returned to the Company all Company property used by Executive including without limitation any automobile, computer or laptop, cell phone, Blackberry or similar device. The following amounts and benefits shall be due to Executive.
(A)	Disability. Upon such termination, the Company shall pay or provide Executive (i) any unpaid salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any earned and unpaid bonus, (iii) reimbursement for any unreimbursed expenses incurred through the date of termination and (iv) all other payments benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively “Accrued Amounts”).

(B)	Death. In the event of the death of the Executive, Executive’s estate shall be entitled to any Accrued Amounts.

(C)	Termination for Cause or Without Good Reason. If Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Company or the Executive without Good Reason, the Company shall pay the Executive any Accrued Amounts.

(D)	Termination with out Cause or With Good Reason after the Sale of the Company. If, after the Sale of the Company, the Executive’s employment shall be terminated by the Company within two years from the date of sale without Cause, or by the Executive for Good Reason, then the Executive shall receive, in addition to the Accrued Amounts, in equal installments and in accordance with the Company’s regular payroll practice, a cash amount equal to two hundred percent (200%) of the Executive’s total compensation for the year preceding the date of termination, payable over the twenty-fourth month period following the date of termination provided Executive does not violate the provisions of paragraph 8 of this Agreement.

8.	Covenant Not to Compete.

(A)	Confidentiality. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the employment Term or at any time thereafter, any nonpublic proprietary or confidential information, knowledge or data relating to the Company or any of its affiliates that has been obtained by Executive during Executive’s employment with the Company or has been obtained pursuant to any consulting services provided by the Executive to the Company or any of it affiliates prior to Executive’s employment with the Company. For the purposes of this Agreement, nonpublic proprietary information means information proprietary to the Company that is not generally known (including any “trade secret” within the meaning of the Economic Espionage Act of 1996) about the Company’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans. All information disclosed to Executive or to which he obtains access, whether originated by him or by others, during the period that Executive is an employee of the Company (such period being referred to as the “Employment Period”) (whether prior to the Effective Date or thereafter), shall be presumed to be non-public proprietary information if it is so treated by the Company or if Executive has a reasonable basis to believe it to be such. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(B)	Nonsolicitation. During the employment Term and For the one year period, thereafter. Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of or consultant to the Company or any of its subsidiaries or affiliates to leave such employment or engagement in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(C)	Noncompetition. Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employment Term and for the two year period thereafter (unless Executive leaves his position for Good Reason), Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee consultant, independent contractor or otherwise, and whether or not for compensation or render services to any person, firm, corporation or other entity, in whatever from, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged in on the date of termination or in which they have proposed, on or prior to such date to be engaged in on or after such date, in any locale of any country in which the Company or its subsidiaries or affiliates conducts business. This paragraph 8(C) shall not prevent Executive from owning not more than ten percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Internal Revenue Code.

(D)	Nondisparagment. Neither Executive nor the Company (for the purposes hereof, the Company shall mean the Company together with its executive officers and Members and not any other employees) shall make any public statements that disparage the other party, or in the case or the Company, its respective subsidiaries, affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this paragraph 8(D).

(E)	Enforceability. The Executive recognizes and agrees that in the event Executive breaches the provisions of this paragraph 8 hereof that the Company will have no adequate remedy at law and will be entitled to injunctive relief as well as money damages. If any provision hereof shall be held invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect. If any provisions shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted by applicable law.
9.	Survivors Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the legal representatives, successors in interest and assigns, respectively, of each party.

10.	Expenses and Facilities. The Executive shall be furnished with such facilities and services as are adequate for the performance of his duties.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia without giving effect to such state’s principles of conflicts of laws.

12.	Waiver. The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver or any subsequent breach by either party hereto.

13.	Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Executive and his heirs and legal representatives. ADS and Blauer. This Agreement is personal as to Executive and may not be assigned by Executive without first obtaining the written consent of the Company. This Agreement may be assigned by the Company without the prior consent of Executive.

14.	Compliance with the Requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code (“409A Compensation”) shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Specifically, payment of 409A Compensation shall only be made based on or in connection with a time or fixed schedule specified in this Agreement, the Executive’s death, the Executive’s Disability, the Executive’s separation from employment or a Sale of the Company which is also a change in the ownership of the Company or a change in the ownership of a substantial portion of the assets of the Company for purposes of Section 409A of the Code. In addition, if such payment is due by reason of a Executive’s separation from employment and the Executive is a key employee of a publicly traded corporation at the time of his separation from employment as contemplated in Section 409A(a)(2)(B)(i) of the Code, then the payment to the Executive shall be delayed until six (6) months after the separation from employment or until the Executive’s earlier death (the “409A Deferral Period”) to the extent required by Section 409A of the Code. In the event payments of 409A Compensation are otherwise due to be made during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. All payments pursuant to this Agreement shall be treated as a series of separate payments to the fullest extent permitted under Section 409A of the Code. Neither a Executive nor the Company shall take any action to accelerate or delay the payment of if any monies and/or provision of any benefits which constitutes 409A Compensation in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).

15.	Severability. The unenforceability of any provision or provisions of this Agreement shall not affect the enforceability of any other provision of this Agreement.

16.	Entire Understanding. This Agreement contains the entire understanding of the parties relating to the employment of the Executive by the Company. It may be changed only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17.	Amendment and Default. This Agreement may be amended in whole or part at any time and from time to lime but only in writing in a form substantially similar to the form hereof. In the event of default or breach of any of the terms and conditions hereof the defaulting party agrees to pay the reasonable attorneys fees incurred by the other party in enforcing the provisions hereof.
IN WITNESS WHEREOF, the parties hereto execute this agreement under seal on the day and year first above written.
Atlantic Diving Supply, Inc.

By	/s/ Luke M. Hillier

Luke M. Hillier, CEO

/s/ Bruce Dressel 1-11-09

Bruce Dressel